Exhibit 99.1

KCG Holdings, Inc. 545 Washington Boulevard Jersey City, New Jersey 07310 1 201 222 9400 tel 1 800 544 7508 toll free www.kcg.com

KCG ANNOUNCES EXECUTIVE LEADERSHIP APPOINTMENTS

Nick Ogurtsov, Chief Risk Officer, Assumes Additional Responsibilities as Chief Operating Officer

Greg Tusar Appointed Co-Head of Global Execution Services and Platforms

Ryan Primmer Appointed Global Head of Fixed Income, Foreign Exchange and Commodities Trading

Jersey City, N.J., July 15, 2013 – KCG Holdings, Inc. (NYSE: KCG), a leading independent securities firm, today announced the following executive appointments:

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Nick Ogurtsov, currently Chief Risk Officer (CRO), will also assume the role of Chief Operating Officer upon Darren Mast’s resignation, effective August 16, 2013. Mr. Ogurtsov will continue to report to Daniel Coleman, CEO and remain on the management committee.

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Greg Tusar has been appointed Co-Head of Global Execution Services and Platforms, effective August 20, 2013. Along with Albert Maasland, he will be responsible for KCG’s sales, products and platforms globally. Mr. Tusar will join the management committee and report to Daniel Coleman, CEO.

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Ryan Primmer, who will also join the management committee, has been appointed Global Head of Fixed Income, Foreign Exchange and Commodities, effective August 16th, 2013. Mr. Primmer will be responsible for the firm’s Fixed Income, Foreign Exchange and Commodities trading globally. Mr. Primmer will report to Daniel Coleman, CEO.

“This is an exciting time at KCG as we focus on building a company with exceptional client service and the best technology available today. Nick, Greg and Ryan will play integral roles in bringing that vision to life,” said Daniel Coleman, Chief Executive Officer, KCG. He continued, “Greg and Ryan are seasoned veterans with deep industry expertise and stellar reputations, which will make them a terrific fit for KCG. We are proud to welcome them to the team.”

Mr. Coleman added, “I also want to thank Darren for his many years of dedicated service to our organization. He played an integral role in the merger and integration planning process and helped establish a strong foundation for KCG’s future success.”

Mr. Tusar brings to KCG more than 20 years of experience in trading and capital markets. He is an industry leader in electronic trading and product development. Most recently, Mr. Tusar was a Partner at Goldman Sachs, where he served as the global head of the firm’s equities electronic trading business.

Reflecting on his new role, Mr. Tusar said: “Sourcing liquidity in today’s markets requires a deep understanding of both market structure and technology. Clients need partners who are at the forefront of market trends and who also have the scale and technical prowess to deliver smart, effective solutions. KCG is a new type of financial services firm expressly designed to respond to this growing need within the financial services industry.”

Mr. Primmer brings more than 20 years of trading and risk management experience to his new role, spanning the options, bonds, derivatives and equities markets. He began his career at Chicago derivatives pioneer O’Connor and Associates. At UBS, Mr. Primmer was the co-head of trading for the convertible bond desk and built out the quantitative and program trading group. Post-financial crisis, he oversaw the dissolution of the bank’s mortgage asset portfolios. Most recently, Mr. Primmer was the Global Head of Equities Trading at UBS.

“We are at the advent of the next wave of market evolution as new asset classes and products begin to automate,” said Mr. Primmer. “KCG is focused on helping drive these market advances through a combination of world class talent and technology.”

Mr. Ogurtsov joined GETCO in 2012 and was the firm’s CRO before it merged with Knight Capital Group to form KCG in July 2013. He retains this role with KCG. He is responsible for managing the firm’s strategic and operational risk management framework, including the design and implementation of systems and processes to identify, mitigate and assess the firm’s risk exposure.

About KCG

KCG is a leading independent securities firm offering investors a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with exceptional client service across market making, agency execution and venues. KCG has multiple access points to trade global equities, fixed income, currencies and commodities via voice or automated execution. www.kcg.com

Cautionary Note Regarding Forward Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These “forward-looking statements” are not historical facts and are based on current expectations, estimates and projections about the parties’ industry, management beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with: (i) the merger of Knight and GETCO, including, among other things, (a) difficulties and delays in integrating the Knight and GETCO businesses or fully realizing cost savings and other benefits, (b) the inability to sustain revenue and earnings growth, and (c) customer and client reactions; (ii) the August 1, 2012 technology issue at Knight that resulted in Knight’s broker-dealer subsidiary sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to Knight’s capital structure and business as well as actions taken in response thereto and consequences thereof; (iii) Knight’s ability to recover all or a portion of the damages that are attributable to the manner in which NASDAQ OMX handled the Facebook IPO; (iv) changes in market structure, legislative, regulatory or financial reporting rules; and (v) past or future changes to organizational structure and management. Readers should carefully review the risks and uncertainties disclosed in KCG’s and Knight’s reports with the SEC, including, without limitation, those detailed under “Certain Factors Affecting Results of Operations” and “Risk Factors” in Knight’s Annual Report on Form 10-K for the year-ended December 31, 2012 and in Knight’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2013, and in other reports or documents KCG files with, or furnishes to, the SEC from time to time and those detailed in the Joint Proxy Statement / Prospectus of KCG related to the merger of Knight and GETCO under the heading “Cautionary Statement Regarding Forward Looking Information” and “Risk Factors,” among others.

CONTACTS

Sophie Sohn	Jonathan Mairs
Communications & Marketing	Investor Relations
312-931-2299	201-356-1529
media@kcg.com	jmairs@kcg.com